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                          THE TRAVELERS SERIES TRUST

                             SUBADVISORY AGREEMENT
                          MFS TOTAL RETURN PORTFOLIO

   This Subadvisory Agreement (this "Agreement") is entered into as of July 1, 2005 by and between Travelers Investment Adviser Inc., a Delaware corporation (the "Manager"), and Massachusetts Financial Services Company, a corporation duly organized and existing under the laws of the State of Delaware (the "Subadviser").

   WHEREAS, the Manager has entered into an Advisory Agreement dated July 1, 2005 (the "Advisory Agreement") with The Travelers Series Trust (the "Fund"), pursuant to which the Manager provides portfolio management services to the MFS Total Return Portfolio (the "Portfolio");

   WHEREAS, the Manager desires to retain the Subadviser to render portfolio management services in the manner and on the terms set forth in this Agreement.

   NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Manager and the Subadviser agree as follows:

1. Subadvisory Services.
   ____________________

   a. The Subadviser shall, subject to the supervision of the Fund's Board of Trustees and the Manager and in cooperation with the Manager, as administrator, or with any other administrator appointed by the Manager or the Fund (the "Administrator"), manage the investment and reinvestment of the assets of the Portfolio. The Subadviser shall invest and reinvest the assets of the Portfolio in conformity with (1) the investment objective, policies and restrictions of the Portfolio set forth in the Fund's prospectus and statement of additional information, as revised or supplemented from time to time, relating to the Portfolio (the "Prospectus"), (2) any additional policies or guidelines established by the Manager or by the Fund's Trustees that have been furnished in writing to the Subadviser and (3) the provisions of the Internal Revenue Code (the "Code") applicable to "regulated investment companies" (as defined in Section 851 of the Code) and "segregated asset accounts" (as defined in
Section 817 of the Code) including, but not limited to, the diversification requirements of Section 817(h) of the Code and the regulations thereunder, all as from time to time in effect (collectively, the "Policies"), and with all applicable provisions of law, including without limitation all applicable provisions of the Investment Company Act of 1940 (the "1940 Act") the rules and regulations thereunder and the interpretive opinions thereof of the staff of the Securities and Exchange Commission ("SEC") ("SEC Positions"); provided, however, that the Manager agrees to inform the Subadviser of any and all applicable state insurance law restrictions that operate to limit or restrict the investments the Portfolio might otherwise make ("Insurance Restrictions"), and to inform the Subadviser promptly of any changes in such Insurance Restrictions. Subject to the foregoing, the Subadviser is authorized, in its discretion and without prior consultation with the Manager, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and

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investment instruments on behalf of the Portfolio, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Portfolio may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Subadviser shall determine. Notwithstanding the foregoing provisions of this Section 1.a, however, the Subadviser shall, upon written instructions from the Manager, effect such portfolio transactions for the Portfolio as the Manager shall determine are necessary in order for the Portfolio to comply with the Policies.

   b. The Subadviser shall furnish the Manager and the Administrator daily, weekly, monthly, quarterly and/or annual reports concerning portfolio transactions and the investment performance of the Portfolio in such form as may be mutually agreed upon, and agrees to review the Portfolio and discuss the management of the Portfolio with representatives or agents of the Manager, the Administrator or the Fund at their reasonable request. The Subadviser shall, as part of a complete portfolio compliance testing program, perform quarterly diversification testing under Section 817 (h) of the Code. The Subadviser shall provide timely notice each calendar quarter that such diversification was satisfied, or if not satisfied, that corrections were made within 30 days of the end of the calendar quarter. The Subadviser shall also provide the Manager, the Administrator or the Fund with such other information and reports as may reasonably be requested by the Manager, the Administrator or the Fund from time to time, including without limitation (i) all material as reasonably may be requested by the Trustees of the Fund pursuant to Section 15(c) of the 1940 Act; (ii) monthly or quarterly compliance checklists in the form prescribed by the Manager; and (iii) such periodic reports as may be required by the Fund's or the Manager's compliance program under Rule 38a-1 under the 1940 Act. The Subadviser shall furnish the Manager (which may also provide it to the Fund's Board of Trustees) with summaries of all material comments that are directly related to the Portfolio and the services provided under this Agreement received from the SEC following routine or special SEC examinations or inspections.

   If the Fund inadvertently fails the diversification requirements of
Section 817(h) of the Code, the Subadviser shall assist the Manager in the preparation of any request for relief or argument to the Commissioner of the Internal Revenue Service pursuant to Treas. Reg. Section 1-817-5(c)(2) and Revenue Procedure 92-25 (or its successor).

   c. The Subadviser shall provide to the Manager a copy of the Subadviser's Form ADV as filed with the SEC and any amendments or restatements thereof in the future and a list of the persons whom the Subadviser wishes to have authorized to give written and/or oral instructions to custodians of assets of the Portfolio.

   d. Unless the Manager gives the Subadviser written instructions to the contrary, the Subadviser shall use its good faith judgment in a manner which it reasonably believes best serves the interest of the Portfolio's shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolio are invested. The Manager shall instruct the Fund's custodian, the Administrator, and other parties providing services to a Portfolio to promptly forward misdirected proxy statements to the Subadviser. The Subadviser shall provide the Fund in a timely manner with such records of its proxy voting on behalf of each Portfolio

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as necessary for the Fund to comply with the requirements of Form N-PX or any successor law, rule, regulation or SEC Position.

   e. The Subadviser represents, warrants and agrees that it has adopted and implemented, and throughout the term of this Agreement will maintain in effect and implement, policies and procedures reasonably designed to prevent, detect and correct violations by the Subadviser and its supervised persons, and, to the extent the activities of the Subadviser could affect the Fund, by the Fund, of "federal securities laws" (as defined in Rule 38a-1 under the 1940 Act), and that the Subadviser has provided the Fund with true and complete copies of its policies and procedures (or summaries thereof) and related information requested by the Fund. The Subadviser agrees to cooperate with periodic reviews by the Fund's compliance personnel of the Subadviser's policies and procedures, their operation and implementation and other compliance matters and to provide to the Fund from time to time such additional information and certifications in respect of the Subadviser's policies and procedures, compliance by the Subadviser with federal securities laws and related matters as the Fund's compliance personnel may reasonably request. The Subadviser agrees to promptly notify the Manager of any material compliance violations that affect a Portfolio.

   f. In accordance with Rule 17a-10 under the 1940 Act and any other applicable law, the Subadviser shall not consult with any other subadviser to the Portfolio or any subadviser to any other portfolio of the Trust or to any other investment company or investment company series for which the Manager or an affiliated person of the Manager serves as investment adviser concerning transactions for the Portfolio in securities or other assets, other than for purposes of complying with conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

   g. The Subadviser shall provide reasonable assistance to the Trust (or its designated agent) in the pricing of internally priced securities (securities for which market quotations are not readily available).

   h. The Subadviser shall maintain and preserve such records related to the Fund's transactions as are required under any applicable state or federal securities law or regulation including: the 1940 Act, the Securities Exchange Act of 1934, as amended ("1934 Act") and the Investment Advisers Act of 1940 and rules thereunder. The Manager and the Fund will maintain and preserve all other books and records for the Fund as required under such rules. The Subadviser agrees that all books and records which it maintains for the Fund are the Fund's property. The Subadviser also agrees upon request of the Manager or the Fund, promptly to surrender the books and records to the requester or make the books and records available for inspection by representatives of regulatory authorities. The Subadviser shall permit all books and records with respect to the Portfolio to be inspected and audited by the Manager and the Administrator at all reasonable times during normal business hours, upon reasonable notice.

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   2. Obligations of the Manager.
      __________________________

   a. The Manager shall provide (or cause the Fund's custodian to provide) information to the Subadviser in a timely manner regarding such matters as the composition of assets in the Portfolio, cash requirements and cash available for investment in the Portfolio, and all other information as may be reasonably necessary for the Subadviser to perform its responsibilities hereunder.

   b. The Manager has furnished the Subadviser a copy of the Prospectus and agrees during the continuance of this Agreement to furnish the Subadviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Manager agrees to furnish the Subadviser with relevant sections of minutes of meetings of the Trustees of the Fund applicable to the Portfolio to the extent they may affect the duties of the Subadviser, and with copies of any financial statements or reports of the Fund with respect to the Portfolio to its shareholders, and any further materials or information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement, including, but not limited to, timely information relating to any Insurance Restrictions.

   3. Custodian. The Manager shall provide the Subadviser with a copy of the
      _________
Portfolio's agreement with the custodian designated to hold the assets of the Portfolio (the "Custodian") and any modifications thereto (the "Custody Agreement"). The assets of the Portfolio shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Subadviser shall provide timely instructions directly to the Fund's custodian, in the manner and form as required by the Fund's Custody Agreement (including with respect to exchange offerings and other corporate actions) necessary to effect the investment and reinvestment of the Portfolio's assets. Any assets added to the Portfolio shall be delivered directly to the Custodian.

   4. Expenses. Except for expenses specifically assumed or agreed to be paid
      ________
by the Subadviser pursuant hereto, the Subadviser shall not be liable for any expenses of the Manager or the Fund including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Portfolio, and (c) custodian fees and expenses. The Subadviser will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement.

   5. Purchase and Sale of Assets. Absent instructions from the Manager to the
      ___________________________
contrary, the Subadviser shall place all orders for the purchase and sale of securities for the Portfolio with brokers or dealers selected by the Subadviser, which may include brokers or dealers affiliated with the Subadviser provided such orders comply with Rule 17e-1 (or any successor or other relevant regulations) under the 1940 Act in all respects. To the extent consistent with applicable law and then-current SEC Positions, purchase or sell orders for the Portfolio may be aggregated with contemporaneous purchase or sell orders of other clients of the Subadviser. The Subadviser shall use its reasonable best efforts to obtain Portfolio securities at prices which are advantageous to the Portfolio under the circumstances of each trade and at commission rates that are reasonable in

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relation to the benefits received under the circumstances of each trade.
However, the Subadviser may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Portfolio and/or other accounts serviced by the Subadviser. Not all such services or products need to be used by the Subadviser in managing the Portfolio. The Subadviser agrees that securities are to be purchased through brokers and dealers that, in the Subadviser's best judgment, offer the best combination of price and execution. The Subadviser, in seeking to obtain best execution of portfolio transactions for the Portfolio, may consider such legally permissible factors it deems relevant, including, but not limited to, the quality and reliability of brokerage services, as well as research and investment information and other services provided by brokers or dealers. Accordingly, the Subadviser's selection of a broker or dealer for transactions for the Portfolio may take into account such relevant factors as (i) price, (ii) the broker's or dealer's facilities, reliability and financial responsibility, (iii) when relevant, the ability of the broker to effect securities transactions, particularly with regard to such aspects as timing, order size and execution of the order, (iv) the broker's or dealer's recordkeeping capabilities and (v) the research and other services provided by such broker or dealer to the Subadviser which are expected to enhance its general portfolio management capabilities (collectively, "Research"), notwithstanding that the Portfolio may not be the exclusive beneficiary of such Research. Commission rates, being a component of price is one factor considered together with other factors. The Subadviser shall not be obligated to seek in advance competitive bidding for the most favorable commission rate applicable to any particular transaction for the Portfolio or to select any broker-dealer on the basis of its purported posted commission rate. Accordingly, in compliance with Section 28(e) of the 1934 Act, the Adviser, in its discretion, may cause the Portfolio to pay a commission for effecting a transaction for the Portfolio in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, provided that the Subadviser has determined in good faith that the commission is reasonable in relation to the value of the brokerage and/or Research provided by the broker to the Subadviser viewed in terms of that particular transaction or its overall responsibilities with respect to the account as to which the Subadviser exercises investment discretion. From time to time, when determined by the Subadviser in its capacity of a fiduciary to be in the best interest of the Portfolio, the Subadviser may purchase securities from or sell securities on behalf of the Portfolio to another account managed by the Subadviser at prevailing market levels in accordance with the procedures under Rule 17a-7 under the 1940 Act and other applicable law.

   6. Compensation of the Subadviser. As full compensation for all services
      ______________________________
rendered, facilities furnished and expenses borne by the Subadviser hereunder, the Manager shall pay the Subadviser compensation at the annual rate of: 0.375% of the combined average daily net assets of the Portfolio, the MFS Value Portfolio of the Fund, and the MFS Mid Cap Growth Portfolio of the Fund (the "Combined Assets") up to $600,000,000; 0.350% of Combined Assets between $600,000,000 and $900,000,000; 0.325% of Combined Assets between $900,000,000 and $1,500,000,000; 0.300% of Combined Assets between $1,500,000,000 and
$2,500,000,000; and 0.250% of Combined Assets over $2,500,000,000. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Portfolio pursuant to the Advisory Agreement. If the Subadviser shall serve for less than the whole of any month or other agreed-upon interval, the foregoing compensation shall be prorated. The Manager may from time to time waive the compensation it is entitled to receive from the Fund; however, any such waiver will

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have no effect on the Manager's obligation to pay the Subadviser the compensation provided for herein.

   7. Non-Exclusivity. The Manager agrees that the services of the Subadviser
      _______________
are not to be deemed exclusive and that the Subadviser and its affiliates are free to act as investment manager and provide other services to various investment companies and other managed accounts, except as the Subadviser and the Manager or the Administrator may otherwise agree from time to time in writing before or after the date hereof. This Agreement shall not in any way limit or restrict the Subadviser or any of its directors, officers, employees or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities do not adversely affect or otherwise impair the performance by the Subadviser of its duties and obligations under this Agreement. The Manager recognizes and agrees that the Subadviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Portfolio. The Subadviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager except in connection with the investment management services provided by the Subadviser hereunder.

   8. Liability. Except as provided in this Agreement and as may otherwise be
      _________
provided by the 1940 Act or other federal securities laws, neither the Subadviser nor any of its officers, partners, managing directors, employees, affiliates or agents shall be subject to any liability to the Manager, the Fund, the Portfolio or any shareholder of the Portfolio for any loss arising from any claim or demand based upon, any error of judgment, or any loss arising out of any investment or other act or omission in the course of, connected with, or arising out of any service to be rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of any duties or by reason of reckless disregard of its obligations and duties under this Agreement. The Manager acknowledges and agrees that the Subadviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolio or that the Portfolio will perform comparably with any standard or index, including other clients of the Subadviser, whether public or private.

   9. Effective Date and Termination. This Agreement shall become effective as
      ______________________________
of July 1, 2005, and

   a. unless otherwise terminated, this Agreement shall continue in effect until June 30, 2007, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio, and (ii) by vote of a majority of the Trustees of the Fund who are not interested persons of the Fund, the Manager or the Subadviser, cast in person at a meeting called for the purpose of voting on such approval;

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   b. this Agreement may at any time be terminated on sixty days' written notice to the Subadviser either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio;

   c. this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement;

   d. this Agreement may be terminated by the Subadviser on sixty days' written notice to the Manager and the Fund, or, if approved by the Board of Trustees of the Fund, by the Manager on sixty days' written notice to the Subadviser; and

   Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty. In the event of termination of this Agreement, all compensation due to the Subadviser through the date of termination will be calculated on a pro rata basis through the date of termination and paid on the first business day after the next succeeding month end.

   10. Amendment. This Agreement may be amended at any time by mutual consent
       _________
of the Manager and the Subadviser, provided that, if required by law (as may be modified by any exemptions received by the Manager), such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Portfolio and by vote of a majority of the Trustees of the Fund who are not interested persons of the Fund, the Manager or the Subadviser, cast in person at a meeting called for the purpose of voting on such approval.

   11. Certain Definitions. For the purpose of this Agreement, the terms "vote
       ___________________
of a majority of the outstanding voting securities," "interested person," "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.

   12. General.
       _______

   a. The Subadviser may perform its services through any employee, officer or agent of the Subadviser, and the Manager shall not be entitled to the advice, recommendation or judgment of any specific person; provided, however, that the persons identified in the Prospectus of the Portfolio shall perform the portfolio management duties described therein until the Subadviser notifies the Manager that one or more other employees, officers or agents of the Subadviser, identified in such notice, shall assume such duties as of a specific date. The Subadviser shall use commercially reasonable efforts to inform the Manager of any such events enough time prior to the event taking effect such that allows the Manager sufficient time to prepare and file any necessary supplement to the Prospectus.

   b. If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

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   c. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

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   13. Use of Name.
       ___________

   It is understood that the names "Massachusetts Financial Services Company" and "MFS" and any derivative names or logos associated with such names are the valuable property of the Subadviser, and that the Fund has the right to include such phrases as a part of the names of its series or for any other purpose only so long as this Agreement shall continue. Upon termination of this Agreement the Fund shall forthwith cease to use such phrases and logos.

TRAVELERS INVESTMENT ADVISER INC.

By /s/ Elizabeth Forget
   ----------------------------
   Name: Elizabeth Forget
   Title: President

MASSACHUSETTS FINANCIAL SERVICES COMPANY

By /s/ Jeffrey N. Carp
   ----------------------------
   Name: Jeffrey N. Carp
   Title: Senior Vice President

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